Exhibit 10.3.5

FIFTH ADDENDUM TO LEASE AGREEMENT

This Fifth Addendum to Lease Agreement is made this 28th day of December, 2012, by and between Can Company, LLC, a Maryland limited liability company (hereinafter the “Landlord”),  and Millennial Media, Inc., a Delaware corporation (hereinafter the “Tenant”).  In addition, joining as a party to this Addendum, as it relates to the portion of the Premises of 2,195 square feet described in greater detail below, is Can Company Tenant, LLC.

Reference is made to the following:

Lease dated July 11th, 2008 for 16,057 square feet, 1st Addendum to Lease dated December 12th, 2011 for 4,222 square feet,, 2nd Addendum to Lease dated January 30th, 2012 for 2,884 square feet and an additional 1,030 square feet,, 3rd Addendum to Lease dated May 8th, 2012, 4th Addendum to Lease dated, June 1st, 2012, for 940 square feet.  Each of the foregoing instruments have been entered into between Landlord and Tenant.  In addition, reference is made to a Sub-Lease dated September 27th, 2010 between Tenant and Can Company Tenant LLC for 2,195 square feet. All of the foregoing described six (6) instruments are hereby collectively referred to as the “Lease” and are for the Premises and Property described in greater detail in the Lease and located in the development generally known as The Can Company and located on Boston Street in Baltimore, Maryland.

WHEREAS, Tenant executed the foregoing Lease with the Landlord; and

WHEREAS, the tenancy established under the Lease (and under each individual addenda and the Sub Lease) all terminate as of September 30th, 2013, and

WHEREAS, the parties hereto are interested in continuing their business relationship and exploring the possibility of expanding Tenant’s operations at the Property and the parties hereto would like to ensure that while all such business possibilities are explored the current Lease term is extended to give the parties the necessary time to engage in due diligence and at the same time, to provide all parties with the security of ensuring that Tenant’s tenancy shall be extended, and

WHEREAS, the parties desire therefore to extend the Term of the existing Lease, and to otherwise modify certain terms of the Lease; and

WHEREAS, the parties desire to memorialize the terms of the Lease modification in writing and this Addendum is being executed in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

1.              That the Term for the Lease is hereby extended from September 30th, 2013, up through and including March 31st, 2015. It is the intention of this provision that an additional Term is hereby established (the “New Term”) which shall be for the period of October 1st, 2013 through March 31st, 2015, and shall be applicable for all Premises identified in the introductory paragraph above, of this Fifth Addendum to Lease.

2.              That the Base Rent for the Premises for the New Term shall be as follows:

Lease Years	Rent PSF
Starting
10/1/13	$23.20
10/1/14	$23.90

B.  Tenant shall continue, during the New Term, to pay all Additional Rent consistent with the terms of the Lease and based upon Tenant’s Proportionate Share.

3.    A.   For the balance of the Lease term and during the New Term, Landlord shall endeavor to make space available within the Property by relocating tenants that are currently situated adjacent to Tenant’s leased Premises on the 4th floor of the Signature Building as well as in other areas of the Property.  The spaces within the 4th Floor of the Signature Building that are being contemplated for Tenant’s short (and long-term) expansion consist of the following:

Benexx	1,542 RSF
M3 Financial	1,197 RSF
RPI	1,640 RSF

In the event that Tenant expands into these spaces (pursuant to a subsequent Addendum or Lease with Landlord) and, as a result, the entire 4th floor of the Signature Building becomes Tenant’s leased Premises, then in that event, Tenant’s leased area (Premises) shall be adjusted accordingly and the common area factor (“CAF”) applied shall be four percent (4%), the Property’s current single tenant floor CAF, in lieu of the current twelve percent (12%) multi-tenant floor CAF.

In addition to the above summarized spaces, the following spaces are also being contemplated for Tenant’s short (and long) term expansion:

Prudential PenFed Realty	1,220 RSF
Marriage Equality	3,620 RSF
Field House	6,524 RSF

Upon Tenant’s notification that it desires any of the above spaces for Tenant expansion, Landlord (and, where appropriate, Can Company Tenant, LLC) shall endeavor to make the spaces available to Tenant.  To assist Landlord in this endeavor, Tenant shall provide an estimated time schedule of its anticipated expansion needs.

Because it is Landlord’s intent to accommodate Tenant’s long-term use and occupancy needs, both Landlord and Can Company Tenant, LLC will not lease any of the previously mentioned premises to parties other than Tenant during the course of Tenant’s current Lease term or during the New Term without first offering said spaces to Tenant (Tenant’s “Right of First Refusal”).  In return, for a period of six (6) months commencing on _January 1, 2013, Tenant shall pay an option fee (the “Option Fee”) to Landlord in the amount of five thousand and 00/100 Dollars ($5,000.00) per month, starting on June 30, 2013, and on the first of each month thereafter for six months, for a total of thirty thousand and 00/100 Dollars ($30,000.00).  In addition, during this same six (6) month period, Tenant shall be responsible for the direct costs (i.e., cleaning and utilities) of operating the premises previously occupied by the tenant Field House (approximately 6,524 square feet).  In the event of the execution of a new lease by Tenant and Landlord for sufficient amounts of the fore-referenced possible spaces, as determined by Landlord, the “Option

Fee” shall be reimbursed to Tenant in the form of either a rent concession or pre-paid rent to be applied to the first month’s rent due under the new Lease.

B.                                    Regardless of when Tenant may exercises its Right of First Refusal, all direct space leases (or any future addenda to the current Lease) by and between Tenant and Landlord (or The Can Company Tenant, LLC, as the case may be) shall be co-terminus with respect to each such lease and new Premises so leased.

C.                                    Tenant shall be responsible for all costs necessary to improve any such spaces so leased for its use and occupancy, including, as necessary, any design fees, as well as all costs of the relocation of the existing tenants, provided that the tenants in question are relocated within The Can Company property.  Landlord shall use its best efforts to minimize such tenant relocation costs, and such costs shall be subject to Tenant’s approval, which shall not be unreasonably withheld.  Landlord shall not be entitled to a supervision or construction management fee as part of any such relocation costs to be paid by Tenant under this section 3(C).  Landlord shall cooperate with Tenant and execute any reasonable applications or documents to obtain all required permits and/or approvals for the improvement of any such expansion space, but all such permits and approval applications shall be at Tenant’s sole cost and expense.

4.  Nothing in this Fifth Addendum shall limit Tenant’s right to exercise its Renewal Term option in the Lease.  However, the term of the Renewal Term shall be ten (10) years (as opposed to the five-year renewal term in in the Lease).  The Renewal Term  shall be adjusted such that the term of the Renewal Term option shall commence upon termination of the 18-month New Term established under this Fifth Addendum (i.e., April 1, 2015), and the Renewal Term Option shall apply to all Premises occupied by Tenant.  In accordance with Section 4 of the Lease, the rent during the Renewal Term option shall be structured on the basis of market terms.  The Renewal Term option must be exercised 270 days prior to expiration of the 18-month New Term which has been established hereunder.

5.                                      Concurrent with the execution of this Fifth Addendum, Tenant shall be obligated to reimburse Cross Street Partners, LLC (an agent of Landlord) in the amount of fifty percent (50%) of the cost of a conceptual planning and design study to be completed by The Verve Partnership (“TVP”) in collaboration with Marks-Thomas Architects (“MTA”).  The purpose of this study shall be to develop design alternatives and an expansion plan to enable Tenant’s long-term occupancy of the Property.

As quoted in a proposal provided by TVP to Cross Street Partners, LLC on October 16, 2012, the cost of the design study will be twenty nine thousand and 00/100 Dollars ($29,000.00).  Tenant is not a party to that proposal, but nonetheless, is aware of same, concurs with the reasonableness of the cost, and shall reimburse Cross Street Partners, LLC for 50% of this cost, not to exceed fourteen thousand five hundred and 00/100 Dollars ($14,500.00).  Tenant shall pay this reimbursement within 30 days of its receipt of a copy of TVP’s invoice from Cross Street Partners, LLC.  Cross Street Partners, LLC shall not agree to an increase in the cost of the design study without the prior consent of Tenant.

Tenant shall be entitled to copies of all work product prepared by TVP and MTA in connection with the design study.

5.                                      The Can Company shall endeavor to accommodate Tenant’s parking needs, including those necessitated by any expansion.  Tenant shall use its reasonable efforts to cooperate with Landlord with respect to Landlord’s intent to adjust its current parking operation to comply with the City of Baltimore’s “green” parking policy, including implementation of unreserved and fee paid parking, however, Tenant’s right to utilize its current number of spaces (42) pursuant to its Lease, including its sublease, shall remain unchanged.

8.                                      That all terms used in this Fifth Addendum shall have the meanings given unto them in the afore-referenced Lease.

9.                                      This Addendum to Lease Agreement is effective as of the date set forth above.

10.                               Waiver of Jury Trial.   Landlord, The Can Company Tenant, LLC and Tenant, (collectively, the “Parties”) hereby waive trial by jury in any action or proceeding to which they or any of them may be a party arising out of or in any way related to this Addendum to Lease Agreement.  It is understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings.  This waiver is knowingly, willingly, and voluntarily made by the Parties, and each party represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in anyway modify or nullify its effect.  The Parties acknowledge and agree that this provision is a specific and material aspect of this Addendum.  The Parties each represent that it has been represented in the signing of this Addendum to Lease Agreement and in the making of this waiver by independent legal counsel, and that it has had an opportunity to discuss this waiver with counsel.

11.                               Except as otherwise modified herein, all of the terms, covenants and conditions of the afore-referenced Lease shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have placed their hands and seals hereto the day and year first above written.

WITNESS or ATTEST:		LANDLORD:

THE CAN COMPANY, LLC
		By:	Canton Court, L.L.C., it’s managing member

		By:	Hudson Street Real Estate Development, LLP,
Its managing member

		By:	Luzerne Ave. LLC, its managing partner

/s/ [ILLEGIBLE]	By:	/s/ Carl W. Streuver	(SEAL)
Name: Carl W. Streuver
Title: Managing Member

TENANT

MILLENNIAL MEDIA, INC.

		By:	Ho Shin	(SEAL)
/s/ [ILLEGIBLE]			Name: Ho Shin
Title: General Counsel

THE CAN COMPANY TENANT, LLC

/s/ [ILLEGIBLE]	By:	/s/ Carl W. Streuver	(SEAL)
Name: Carl W. Streuver
Title: Managing Member